Exhibit 99.2

Recent Developments

Based on preliminary results for the first two months of our second fiscal quarter of 2019 ending March 31, 2019, we currently expect gross profit for the quarter to increase versus the first quarter of 2019 ending December 31, 2018 and decline versus the second fiscal quarter of 2018 ending March 31, 2018. This is primarily due to price deflation in the North American polypropylene market that began in the final weeks of the fiscal quarter ending December 31, 2018 and is expected to be partially offset by continued growth in volumes of certain engineered thermoplastics in North America and in polyolefins in Europe. We do not calculate intra-quarter EBITDA; however, we expect lower selling, general and administrative expenses compared to the second fiscal quarter of 2018, primarily driven by lower variable incentive compensation, to offset lower gross profit, similar to what we experienced in the first fiscal quarter of 2019.

Historically, unit profitability compression can result from pricing declines but is generally temporal in nature. Our unit profitability has been stable and resilient over long periods and across multiple pricing environments. We expect the unit profitability compression that began in the final weeks of the first fiscal quarter ending December 31, 2018 and has continued during the first two months of the second fiscal quarter ending March 31, 2019 to be temporary. As market prices stabilize and ultimately increase, we expect to return to normalized, higher unit margins.

Our expectations for the second fiscal quarter of 2019 are based on management’s preliminary estimates only. The quarter is not yet complete, and we have not completed any closing accounting procedures for the quarter and have not prepared full financial statements for any months therein. Therefore, our expectations for the quarter are preliminary. Developments could arise between now and the time our full results for the second fiscal quarter of 2019 ending March 31, 2019 are finalized that could result in actual financial results that are materially different from our current expectations. In addition, our expectations for future periods referred to above are not necessarily indicative of operating results for any subsequent period.